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                                                                    Exhibit 4.15

                            STOCK PURCHASE AGREEMENT

          Stock Purchase Agreement, dated as of June 21, 2002 (this "Agreement"), by and among ZS VH II L.P. ("Seller"), and Von Hoffmann Holdings Inc., a Delaware corporation, formerly named "Von Hoffmann Corporation" (in its capacity as issuer of the Shares (defined below), the "Company" and, in its capacity as the purchaser of the Shares from Seller, "Purchaser") and, solely for purposes of Section 5.01 hereof, DLJ Merchant Banking Partners II, L.P. (including on behalf of certain of its "affiliates" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are Stockholders of the Company ("DLJMB").

          WHEREAS, Seller owns, beneficially and of record, an aggregate of 5,000,000 shares of common stock, par value $0.01 per share (the "Shares"), of the Company; and

          WHEREAS, Seller wishes to sell and transfer to Purchaser, and Purchaser wishes to purchase and receive from Seller, Seller's Shares for the consideration and upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement and other valuable consideration, the receipt of which hereby is acknowledged, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

          Section 1.01. SALE OF SHARES. Upon the terms and subject to the satisfaction or waiver by the proper waiving party of the conditions set forth herein, at the Closing (as hereinafter defined), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, Seller's Shares, free and clear of all liens, personal or otherwise, pledges and encumbrances consented to or created by Seller of every kind, character, and description whatsoever other than the transfer restrictions set forth in that certain Shareholders' Agreement, dated as of May 22, 1997 (as amended from time to time, the "Shareholders' Agreement"), among the Company, Seller, DLJMB, Robert A. Uhlenhop, the Management Shareholders listed on Annex A thereto, and certain other stockholders of the Company party thereto.

          Section 1.02. CLOSING. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall be consummated at a closing to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, at 10:00 a.m., New York City time, on the 21st day of June 2002, or at such other place, time and date as the parties hereto shall mutually agree upon. The date and event of the sale and purchase are, respectively, hereinafter referred to as the "Closing Date" and the "Closing".

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          Section 1.03.   PURCHASE PRICE. The aggregate purchase price to be
paid by Purchaser to Seller (the "Purchase Price") for the Shares being purchased hereunder shall be $5,000,000 (I.E., $1.00 per Share).

          Section 1.04. CLOSING DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to the Purchaser upon receipt of the Purchase Price:

          (a) stock certificates evidencing the Seller's shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Purchaser and with all required stock transfer tax stamps, if any, affixed; and

          (b) a receipt for an amount equal to the Purchase Price.

          Section 1.05. CLOSING DELIVERIES BY PURCHASER. At or prior to the Closing, Purchaser shall deliver to the Seller an amount equal to the Purchase Price by wire transfer in immediately available funds or by certified or cashier's check payable to Seller.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          Section 2.01. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

          (a) This Agreement has been duly executed and delivered by Seller.

          (b) Assuming due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          (c) Seller has the full legal capacity and authority to execute and deliver this Agreement and perform its obligations hereunder.

          (d) No consent, approval, authorization or filing with any persons or entities on Seller's part is required in connection with Seller's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents as have been obtained or would not have a material adverse effect on Seller's obligations hereunder or any such consent, approval, authorization or filing under the Shareholders' Agreement or from the Company or its affiliates as to which Seller makes no representation.

          (e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the limited partnership agreement of Seller or any other organizational document of Seller or any general partner of Seller or (ii) result in a violation or breach of, or constitute a default under, any

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     material agreement (other than the Shareholders Agreement as to which
     Seller makes no representation) to which Seller is a party.

          (f) Immediately prior to the transactions contemplated hereby, the Seller had good and valid title to the Shares, the Shares were owned by Seller at such time free and clear of any and all liens, pledges, charges, agreements, options, security interests or other encumbrances or claims of any kind whatsoever consented to or created by Seller other than the transfer restrictions set forth in the Shareholders' Agreement.

          (g) The Shares being sold by Seller hereunder constitute all of the shares of common stock of the Company owned by Seller or any of its affiliates.

          (h) Seller is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of, and protecting its own interests in connection with, the proposed sale of its Shares hereunder. Seller is fully satisfied with the Purchase Price and the Purchase Price is all that Seller is or will be entitled to receive for the Shares.

          Section 2.02. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser severally represents and warrants to Seller as follows:

          (a) Purchaser has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of the part of Purchaser.

          (c) Assuming due execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (d) No consent, approval, authorization or filing with any persons or entities on the part of Purchaser was or is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Purchaser or (ii) result in a violation or breach of, or constitute a default under, any material agreement to which Purchaser is a party.

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          (f) None of DLJMB, the Company or any of its subsidiaries has received in the last 60 days a bona fide written offer or, to DLJMB's, the Company's or any of its subsidiaries' knowledge, any other offer, that would result in (i) a "Change in Control" (as such term is defined in the indenture governing the Company's 10-1/4% Senior Notes due 2009) pursuant to which the stockholders of the Company would receive in excess of $1.00 per share for their shares of common stock of the Company, or (ii) the receipt by the Company or any other party for any of the Company's common stock in excess of $1.00 per share.

          Section 2.03. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Article II shall survive the Closing Date and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any such parties.

                                   ARTICLE III

                                   CONDITIONS

          Section 3.01. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the condition that, at or prior to the Closing Date:

          (a) This Agreement shall have been signed by Seller obligating and committing it to sell to Purchaser the Shares to be sold to Purchaser hereunder, and Seller shall, at the Closing, deliver to Purchaser all of the Shares to be sold by it and Seller shall in addition fully comply with the terms and provisions hereof.

          (b) An amendment to the Shareholders' Agreement, which, among other things, deletes Article II from the Shareholders' Agreement, shall have been signed by Seller, DLJMB and the requisite Management Shareholders (as defined in the Shareholders Agreement), and such Amendment shall be effective at or before the Closing Date.

          (c) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall have been duly complied with or performed.

          (d) The representations and warranties of Seller set forth in Section
     2.01 hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The provisions of this paragraph (d) shall be self-executing, and Seller, by having closed the sale of its stock hereunder, shall be deemed conclusively to have certified at Closing that all such representations and warranties were true in all material respects on and as of the Closing Date

          (e) The Company shall have received the written resignation of Robert Horne as a director of the Company, effective as of or prior to the Closing.

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          Section 3.02.   CONDITIONS TO OBLIGATIONS OF SELLER. The obligations
of Seller under this Agreement to Purchaser are, at the option of Seller, subject to the condition that, at or before the Closing Date:

          (a) All the terms, conditions and covenants of this Agreement to be complied with and performed by Purchaser at or before the Closing Date shall have been duly complied with and performed, including the payment of the consideration to be paid by Purchaser as contemplated by Section 1.04 hereof

          (b) Purchaser shall have delivered to Seller on or prior to the Closing Date an executed copy of this Agreement.

          (c) The representations and warranties of Purchaser set forth in
     Section 2.02 hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The provisions of this paragraph (c) shall be self-executing, and Purchaser, by having closed the sale of stock hereunder, shall be deemed conclusively to have certified at Closing that all such representations and warranties are true in all material respects on and as of the Closing Date.

          (d) The Company shall have accepted the resignation of Robert Horne as a director of the Company and released Mr. Horne from any and all claims in connection with Mr. Horne serving as a director of the Company, which release shall be contained in Mr. Horne's resignation letter referred to in
     Section 3.01(e) above.

                                   ARTICLE IV

                                    EXPENSES

          Section 4.01. EXPENSES. Seller shall pay its own expenses and costs, including, without limitation, all counsel fees and transfer taxes, and Purchaser shall pay its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                                  MISCELLANEOUS

          Section 5.01.   SHAREHOLDERS' AGREEMENT; MUTUAL RELEASES.

          (a) Immediately upon the consummation of the transactions contemplated hereby on the Closing Date, Seller will no longer have any rights under, shall no longer be required to observe any of the obligations under, and shall no longer be deemed in any respect to be a party to, the Shareholders' Agreement.

          (b) Each of Seller and ZS VH L.P. ("ZSI") for itself and its respective affiliates, heirs, successors and assigns, hereby irrevocably and unconditionally releases,

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acquits, exonerates and forever discharges each of the Company and DLJMB, and each of their respective members, officers, directors, managers, employees, affiliates, shareholders, partners, agents, representatives, or any of them, from any and all claims, liabilities, causes of action, demands, controversies, suits, damages, expenses, sums of money and/or judgments of any kind or nature, both legal and equitable, whether known or unknown, suspected or unsuspected, or accrued or unaccrued, which are in any way connected with or in respect of, or which may have arisen or may hereafter arise between the parties under, (i) the Agreement and Plan of Merger, dated as of May 22, 1997 (the "Merger Agreement"), by and among VH Acquisition Corp., the Company, DLJMB, and certain shareholders party thereto, including Seller, and the ancillary documents delivered in connection therewith, including, without limitation, any indemnification obligations thereunder, (ii) the Shareholders' Agreement, including, without limitation, any indemnification obligations thereunder, or (iii) this Agreement (including, without limitation, in connection with sale and purchase of the Shares hereunder), except, as contemplated by Section 2.03 hereof, with respect to the representations and warranties contained in Section 2.02 hereof.

          (c) Each of the Company, in its own capacity and as Purchaser, and DLJMB for itself and its respective affiliates, heirs, successors and assigns, hereby irrevocably and unconditionally releases, acquits, exonerates and forever discharges each of the Seller and ZSI, and each of their respective members, officers, directors, managers, employees, affiliates, shareholders, partners, agents, representatives, or any of them, from any and all claims, liabilities, causes of action, demands, controversies, suits, damages, expenses, sums of money and/or judgments of any kind or nature, both legal and equitable, whether known or unknown, suspected or unsuspected, or accrued or unaccrued, which are in any way connected with or in respect of, or which may have arisen or may hereafter arise between the parties under, (i) the Merger Agreement and the ancillary documents delivered in connection therewith, including, without limitation, any indemnification obligations thereunder, (ii) the Shareholders' Agreement, including, without limitation, any indemnification obligations thereunder, or (iii) this Agreement (including, without limitation, in connection with sale and purchase of the Shares hereunder), except (i) with respect to the representations by the Seller in Section 1.01 that the Shares are being delivered free and clear of liens, ETC., or (ii) as contemplated by
Section 2.03 hereof, with respect to the representations and warranties of the Seller set forth in Section 2.01 hereof.

          Section 5.02. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          Section 5.03. ENTIRE AGREEMENT. This Agreement constitutes the complete understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

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          Section 5.04.   APPROVALS AND CONSENTS. Seller hereby agrees, for
itself, its heirs and legal representative(s), at any time and from time to time after the Closing Date, upon request of the Company, as Purchaser, to execute and deliver such further instruments and documents, to take such other actions as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

          Section 5.05. D&O INSURANCE. Until such time a Change of Control (as defined under Section 2.02(f) above) occurs, the Company shall maintain in effect, if and to the extent available, directors' and officers' liability insurance covering Robert Horne with respect to acts while serving as a director of the Company or any of its subsidiaries prior to the Closing on terms that are not materially less favorable to the terms now applicable to past and present directors of the Company under the Company's current policies.

          Section 5.06. NOTICES. All notices, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, or if given by telex or other telegraphic means, to such party at his or its address set forth in Schedule A. Any such notice shall for all purposes of this Agreement be deemed to have been given, and received by the addressee, on the date of such personal delivery or telex or telegraphic notice or five (5) days after any such mailing thereof.

          Section 5.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          Section 5.08. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, including the remainder of the provision held invalid, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

          Section 5.09. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          Section 5.10. HEADINGS. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

                      [signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

                                     SELLER:

                                     ZS VH II L.P.

                                     By: ZS VH II L.L.C., General Partner


                                     By:   /s/ Robert Horne
                                         ----------------------------------
                                         Name: Robert Horne
                                         Title: Manager


                                     PURCHASER:

                                     VON HOFFMANN HOLDINGS INC.


                                     By: /s/ Peter C. Mitchell
                                         ----------------------------------
                                         Name: Peter C. Mitchell
                                         Title: Chief Financial Manager

                                     Agreed and Acknowledged for purposes of
                                     Sections 2.02(e), 5.01(b) and 5.01(c)
                                     hereof only:

                                     DLJ MERCHANT BANKING PARTNERS II, L.P.

                                     By:    DLJ MERCHANT BANKING II, INC.,
                                            Managing General Partner


                                     By:    /s/ Michael Isikow
                                            -------------------------------
                                            Name: Michael Isikow
                                            Title: Principal

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                                     Agreed and Acknowledged for purposes of
                                     Sections 5.01(b) and 5.01(c) hereof only:


                                     ZS VH L.P.

                                     By:    ZS Partners,
                                            General Partner


                                     By:    /s/ Ned L. Sherwood
                                            --------------------------------
                                            Name: Ned L. Sherwood
                                            Title: Manager

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                                   SCHEDULE A


ADDRESS OF SELLER:

                             ZS VH II L.P.
                             120 W. 45th St.
                             Suite 2600
                             New York, NY 10036
                             Attn:  Robert Horne


ADDRESS OF THE COMPANY, AS PURCHASER:

                             Von Hoffmann Holdings Inc.
                             1000 Camera Avenue
                             St. Louis, MO 63126
                             Attn:  Chief Financial Officer


ADDRESS OF DLJMB:

                             DLJ Merchant Banking Partners II, L.P.
                             c/o Credit Suisse First Boston Private Equity 11 Madison Avenue
                             16th Floor
                             New York, NY 10010
                             Attn:  Thompson Dean
                                    David F. Burgstahler

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